Exhibit 99.1

ZAGG Inc Extends Debt Agreement with Wells Fargo

SALT LAKE CITY – Dec. 23, 2013 – ZAGG Inc (NASDAQ: ZAGG), a leading mobile device accessories company with a brand portfolio that includes ZAGG and iFrogz, announced today that it has amended and extended its debt facility with Wells Fargo Bank.

The amendment retains the $60.0 million revolving line of credit and extends the maturity date by twelve months to December 1, 2015. Prior to the amendment, the total amount outstanding under the term loan was $18.0 million and the total amount outstanding under the revolving line of credit was zero. At the time of the amendment, the $18.0 million outstanding under the original $24.0 term loan was paid in full utilizing proceeds from the revolving line of credit.

"The extension of our debt agreement with Wells Fargo through 2015 will improve our cost of capital and financial flexibility, and will help ensure that we have the financial resources necessary to execute our growth strategies," said Brandon O’Brien, ZAGG’s CFO.

For more information, visit ZAGG.com.

About ZAGG Inc:
ZAGG Inc and its subsidiaries (collectively, the "Company", or "ZAGG") design, produce, and distribute creative product solutions for mobile and media accessories such as protective coverings, cases, keyboards, keyboard cases, earbuds, portable power, and device cleaning under the family of ZAGG brands. In addition, the Company designs, produces, and distributes cases, Near-Field Audio™ amplifying speakers, earbuds, traditional headphones, and gaming headphones for mobile and media devices under the family of iFrogz brands in the lifestyle sector. ZAGG distinguishes itself as the preferred brand by offering creative product solutions through targeted global distribution channels, with the broadest product offering in its sector.  More information about the company and its brands is at www.ZAGG.com.

About Wells Fargo & Company
Wells Fargo & Company (WFC) is a nationwide, diversified, community-based financial services company with $1.5 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 9,000 stores, 12,000 ATMs, and the Internet (wellsfargo.com), and has offices in more than 35 countries to support the bank’s customers who conduct business in the global economy. With more than 270,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 25 on Fortune’s 2013 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy all our customers’ financial needs and help them succeed financially. Wells Fargo perspectives are also available at blog.wellsfargo.com. In 2012, the Company invested $315.8 million in grants to 19,500 nonprofits, and team members contributed more than 1.5 million volunteer hours around the country. For more information, please visit: www.wellsfargo.com/about/csr.

Investor Relations:
Genesis Select Corp.
Kim Rogers
303-415-0200
krogersc@genesisselect.com

Media:
LANE
Jane Taber
503-546-7888
jane@lanepr.com

Company:
ZAGG Inc
Nathan Nelson
801-263-0699 ext. 107
nnelson@zagg.com